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EXHIBIT 21.1

Subsidiaries of InsWeb Corporation

1.
Strategic Concepts Corporation, a California corporation;

2.
InsWeb Insurance Services, Inc., formerly known as Avatar Insurance Services, Inc., a California corporation; and.

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  EXHIBIT 21.1